Exhibit 3.1

AMENDMENT NO. 2 TO THE

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
PAA GP HOLDINGS, LLC

This Amendment No. 2 (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC., a Delaware limited liability company (the “Company”), dated as of February 16, 2017 (the “LLC Agreement”), is hereby adopted effective as of December 10, 2018, by the Company.  Capitalized terms used but not defined herein are used as defined in the LLC Agreement.

WHEREAS, Section 12.2(a) of the LLC Agreement provides that the LLC Agreement shall not be altered, modified or changed except by an amendment approved by the Board of Directors of the Company; and

WHEREAS, the Board of Directors of the Company has approved and does hereby amend the LLC Agreement as follows:

Section 1.                   The first sentence of Section 6.1(a) of the LLC Agreement is hereby amended and restated in its entirety as follows:

6.1       Board of Directors.

(a)         Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by or under the direction of the Board, which shall, subject to this Section 6.1(a), Section 6.2(b) and Section 6.2(c), consist of up to thirteen (plus up to one additional Director which may be appointed by the Series A Preferred Unitholders pursuant to Section 6.1(c)) individuals designated as directors of the Company (the “Directors”).

Section 2.                   Section 6.2(a) of the LLC Agreement is hereby amended and restated in its entirety as follows:

6.2       Classification of the Board.

(a)         The Directors, other than (i) any Director that serves as an Officer of the Company or is an employee of Plains All American GP LLC, and (ii) any Series A Designated Director, shall be divided into three classes denominated as Class I, Class II and Class III (each being referred to herein as a “Class”) as set forth on Schedule 3 to this Agreement. If the size of the Board is increased or decreased in accordance with the terms of this Agreement, or if a Director becomes an Eligible Director and is not otherwise assigned to a Class by virtue of the immediately preceding sentence, the Board shall adjust the makeup of the Classes such that Directors are as evenly distributed among Classes as possible.

Section 3.                   Except as hereby amended, the LLC Agreement shall remain in full force and effect.

Section 4.                   This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 5.                   If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of December 10, 2018.

PAA GP HOLDINGS LLC

By:	/s/ Richard K. McGee
Name:	Richard K. McGee
Title:	Executive Vice President

SCHEDULE 3
Directors

Classification	Individual	Class

Oxy Designee	Oscar Brown	III

Kayne Anderson Designee	Robert V. Sinnott	II

EMG Designee	John T. Raymond	I

Chairman of the Board (non-executive)	Greg L. Armstrong	N/A

President and Chief Commercial Officer	Harry N. Pefanis	N/A

Chief Executive Officer	Willie C. Chiang	N/A

Independent	Bobby S. Shackouls	III

Independent	Victor Burk	II

Independent	Everardo Goyanes	I

Independent	Christopher M. Temple	III

Independent	Gary R. Petersen	II

Independent	J. Taft Symonds	I

Independent	Alexandra Pruner	I